Exhibit 10.3

Business lease

between

EVAXION BIOTECH A/S

Bredgade 34 E

1260 Copenhagen K

Denmark

Company reg. (CVR) no. 31762863 (the “Tenant”)

and

DTU Science Park a/s

Venlighedsvej 10

2970 Hørsholm

Denmark

Company reg. (CVR) no.: 27546439 (the “Landlord”)

CONTENTS

1	Premises		4
2	Use of the premises		7
3	Changes to the premises		8
4	Commencement		9
5	Termination		9
6	Rent and rent adjustment		10
7	Deposit		11
8	Adjustment to market rent		11
9	Amendment of lease terms		12
10	Søhuset Konferencecenter		12
11	Operating accounts		12

	11.1	Taxes and charges	13
	11.2	Refuse collection	13
	11.3	Insurance	13
	11.4	Operating and service technicians	14
	11.5	Reception and communal facilities
	11.6	IT connections, etc.	14
	11.7	Electricity consumption	14
	11.8	Water consumption	14
	11.9	Video monitoring	15
	11.10	Outdoor areas	15
	11.11	Indoor communal areas (cleaning)
	11.12	Communal areas (maintenance and renewal)	16
	11.13	Technical installations and systems	16
	11.14	Building components and other installations	16
	11.15	Depreciation	16
	11.16	Administration	16
	11.17	Other expenses	17

12	Regulatory requirements		17
13	Insurance		17
14	Disposal of waste, etc.		18

Business lease until 1 February 2021.

15	Heating accounts		18

	15.1	Heat consumption	18
	15.2	Operating and service technicians	18
	15.3	Energy rating	18
	15.4	Repairs and maintenance	18
	15.5	Service contracts	19
	15.6	Reserves	19
	15.7	Administration	19

16	Tenant’s duty of maintenance		20
17	Landlord’s duty of maintenance		22
18	Surrender		23
19	Subletting and assignment		25
20	Signage		26
21	Danish Business Lease Act		26
22	Registration		26
23	VAT		27
24	Reservations		27
25	Special agreements		27
26	Disputes		27
27	Signatures		28
28	List of appendices		28

Business lease until 1 February 2021.

1 Premises

The premises are located at Dr Neergaards Vej 5 E-F, 2970 Hørsholm, Denmark and represent the entire property (BBR 78, 79, 80) and technical building located at BBR 78 (not erected on conclusion of this Lease Agreement).

The premises measure an estimated gross area of 1,356.37 sqm, it being noted that the technical building has still not been erected. The areas of the premises are allocated as follows:

BBR	Address	Gross area
BBR 78:	Dr Neergaards Vej 5 E	447.82 sqm
BBR 79:	Dr Neergaards Vej 5 E	416.29 sqm
BBR 80:	Dr Neergaards Vej 5 E	422.26 sqm
*BBRxxx:	Dr. Neergaards Vej 5 F, technical	70.00 sqm
building:
Total:		1,356.37 sqm

* The building has not been erected. The final area will be calculated in accordance with the final drawing. The final area will have no effect on the agreed rent if the discrepancy is insignificant.

The postal address of the premises is Dr Neergaards Vej 5 F, 2970 Hørsholm, Denmark.

The calculation of the areas was made by the Landlord with binding effect. Executive Order no. 311 of 27 June 1983 on the calculation of residential and commercial space does not apply to the premises.

Both parties accept that a discrepancy, if any, cannot result in a change of the rent agreed in clause 6.

The Tenant does not have access to heat plants and other plantrooms without prior permission from the Landlord and may not use common areas for storage or placing of objects.

The premises comprise fittings and special furnishings belonging to the Landlord. This is described in the attached Appendix 5. Fittings, appliances, instruments, etc. not referred to in Appendix 5, and which are installed by the Tenant, belong to the Tenant. Equipment belonging to the Landlord will be supplied and installed by the Landlord. The equipment will be made available to the Tenant on commencement of this Lease Agreement, fully serviced and functional.

Business lease until 1 February 2021.

Any costs incurred in this connection will be paid by the Landlord. The parties agree that a final Appendix 5 will be drawn up once the project has been initiated and a final overview of the installations can be provided.

The location of the premises is specified on the attached drawing (Appendices 1A-C).

The premises are taken over in newly refurbished and newly fitted-up condition, and before the Tenant takes possession of the premises, the parties have agreed that the following works are to be carried out in the premises:

Office areas:

Taken over with a fresh coat of paint on all wall surfaces. Colour schemes for walls are agreed with the Tenant. Flooring consists of existing carpets and wooden floors, which are cleaned and treated to appear without any damage or defects of any kind. The Tenant is given access to inspect office premises at least three months prior to takeover, allowing for minor adjustments such as changes to conference room structures, silent rooms, etc. to be carried out prior to occupation. All changes will be agreed with the Landlord.

Storage premises:

Taken over with a fresh coat of paint and otherwise ‘as is’ and approved by the Tenant.

Laboratory premises:

Taken over fully refurbished and newly fitted up with new surfaces all around.

Fitting up and establishing of technical installations, systems, fittings, etc. are specified in the attached Appendix 8. See Basic Design Report to Appendix 8 of this Lease Agreement and Detailed Design Report. These include time schedules for project completion and a detailed budget for the estimated building costs. The budget has been specified by external advisers in Appendix 8 to the Lease Agreement. The Landlord is in charge of the project management of the refurbishment in collaboration with external advisers. The Tenant must participate to such an extent as to ensure that the Tenant’s needs are identified and met in the project. At meetings attended by the Tenant, the adviser will draw up minutes specifying all changes agreed. The minutes will be distributed to all participants. The parties have agreed to set up a steering committee consisting of the Tenant, the Landlord, the adviser and the contractor.

The parties have agreed that the Landlord will pay up to DKK 17,200,000.00 excluding VAT for the fitting out of the premises, including the establishment of laboratory facilities, technical building, etc., as specified in Appendix 8.

Business lease until 1 February 2021.

The Tenant will pay additional rent/“investment rent” to the Landlord with a monthly payment as set in clause 6. The payment has been agreed on the basis of an eight-year period with interest accrual of 6% p.a. as exemplified in Appendix 7. The additional rent is based on an investment amount of DKK 8,005,000.00. The remaining investment amount of DKK 9,195,000.00 is included in the rent set out in clause 6. The total final investment amount will not be known until the building project has been completed and when all building process costs have been estimated. An updated Appendix 7 is being drawn up with a calculation of the final investment rent.

In case of budget overruns or missed deadline, the parties have agreed as follows:

•              If the Tenant, after signing of the Lease Agreement, should have any requests for changing the agreed project, the Tenant bears the risk of such changes affecting the project’s expected completion and costs. Any expenses in excess of the preliminary budgeted investment cost will be paid by the Tenant unless otherwise agreed between the parties. This includes expenses for installations, machinery, appliances, instruments, etc. which are not included in the agreed project description. See Appendix 8.

•              In case of budget overruns stemming from unintentional or unsettled defects that prevent the Tenant from using laboratory premises, the parties have agreed that such costs will be evenly split (50% Evaxion, 50% DTUSP).

A meeting will be held on the date of taking possession with a representative of both the Landlord and the Tenant. On the basis of this meeting, the parties prepare a report of the condition of the premises at the date of taking possession. The report will be sent to the Tenant after occupancy. Before the meeting, the Landlord, the adviser and the contractor have held the handover meeting described in AB18 and remedied any outstanding defects. Additional errors or defects identified by the Tenant must be reported to the Landlord not later than two weeks after the Tenant has taken possession of the premises. In this context, the parties agree that there may be installations, technical facilities or other aspects of the project, the correct functioning of which it will take longer time for the Tenant to ascertain. Such aspects include adjustment of ventilation and heating control systems. Together with the supplier of the relevant systems, the parties will seek to resolve any adjustments without undue delay but not later than within four weeks of the Tenant having reported the matter. The Landlord undertakes to reduce any nuisance in connection with remedying, including trying to prevent the Tenant from suffering business interruption loss, damage to equipment, etc.

Business lease until 1 February 2021.

The Tenant and the Landlord have agreed that the Tenant accepts to relocate to other premises in the Landlord’s property portfolio in the area, if an extension of other tenancies in the property or general placement of existing or new tenants makes such relocation necessary. The Landlord and the Tenant agree that any relocation must be made to premises of the same size, standard and potential use, including a laboratory with animal housing facilities, by giving at least 12 months’ notice and generally on unchanged lease terms and conditions. The Landlord will pay all costs of moving the Tenant’s fittings, signage, etc., including equipment/machinery of any kind as well as any required calibration and re-installation.

The Tenant and the Landlord have agreed to communicate electronically. The Landlord may in full discharge send communication regarding the tenancy to the e-mail address, e-Boks or similar specified by the Tenant. The Tenant must inform the Landlord of any changes to the Tenant’s e-mail address, etc. Communications should be sent to info@dtusciencepark.dk.

2. Use of the premises

The premises may only be used for research and development purposes or the communicating of results thereof and limited production output in that connection. The premises may not be used for de-facto production activities.

The Tenant states that the premises will be used for laboratory and administrative functions in connection with the identification and development of drug candidates and may not without the Landlord’s permission be used for any other purposes.

The Tenant and the Landlord agree that the Premises are not business-protected under section 62 of the Danish Business Lease Act.

Upon takeover to the Tenant, the premises are legal under applicable planning and construction law. The Landlord will ensure that the supply and outlet capacity is sufficient for the use and application agreed on conclusion of this Lease Agreement.

After takeover, the Tenant is responsible for ensuring that the use and operation of the premises comply with regulatory requirements, rules, enforcement orders, legislation and the like in force from time to time, including private encumbrances and easements registered on the property. The Landlord is exempt from liability resulting from any non-compliance.

The Landlord is responsible for making any structural changes to the premises required on account of new planning and construction law requirements.

Business lease until 1 February 2021.

In that connection, the Landlord is under an obligation to coordinate such changes with the Tenant in order to avoid, to the widest extent possible, any nuisance, business interruption loss, disruption, etc. Costs incurred in that connection may be added to the rent collection, see clause 12.

After the takeover (see clause 1), the Landlord is not liable to the Tenant for the sufficient supply and outlet capacity of the premises for the intended use and application, provided the capacity agreed on conclusion of this Lease Agreement is in place. Any additional required supply and outlet lines resulting from extensions or new supplies relative to the original project will be installed by the Landlord at the Tenant’s expense, after the Tenant has approved the expenses and the project.

Any fire precautions, conversion, repair and fitting up required by the building authorities, working environment authorities or other authorities as conditions for the use of the premises contemplated by the Tenant, and which may become relevant or be imposed after the date of commencement of this Lease Agreement, will be arranged by the Tenant at the Tenant’s own account, see clause 12. Fire precautions, refurbishment, etc. in connection with the refurbishment described in clause 1 will be included in the project costs, with the Landlord documenting that approvals have been obtained for the requirements and applications of the premises described in the project material not later than four months after occupation.

The Tenant must, on an objective basis, indemnify the Landlord for any claim against the Landlord or for any damage to the premises which can be attributed to the Tenant’s use of the premises, including damage to buildings and land and groundwater due to pollution.

3. Changes to the premises_

The Tenant must not make structural changes or other significant alterations to the premises without the prior written consent of the Landlord.

Where such consent is given, the work must be carried on the basis of a drawn-up project plan and must be carried out by certified craftsmen. Also, the Tenant must ensure that applicable building regulations, regulatory requirements, etc. are complied with.

As a condition for granting consent, the Landlord is entitled to claim payment for administrative work such as updating drawings, supervision, etc.

Business lease until 1 February 2021.

The Tenant must ensure that the Tenant’s suppliers and craftsmen deliver operating and maintenance materials in accordance with the Landlord’s guidelines. Guidelines are available upon request.

Information on the right and duty to re-establish structural changes on vacating the premises is set out in clause 18 below.

4 Commencement

The Lease Agreement enters into force based on successive takeover of the areas according to the following model:

Dr Neergaards Vej 5 F (BBR 79+80) taken over at: 1 February 2021

Dr Neergaards Vej 5 E (BBR 78 + technical building) taken over at: 1 July 2021

By mutual agreement, the above dates may be adjusted by +/- 3 months, see the final project time schedule and completion. The parties agree that the time schedule should be observed to the extent the parties can influence the process, as described in clause 1.

5 Termination

This Lease Agreement is non-terminable by the Tenant for a period of ten years from the date of commencement of the Lease Agreement, see clause 4, after which date the lease may be terminated by the Tenant at 12 months’ notice for vacation on the last day of a month. This Lease Agreement is non-terminable by the Landlord for a period of ten years from the date of commencement of the Lease Agreement, see clause 4, and may only be terminated for the reasons and at the notices stipulated in the rules of the Danish Business Lease Act in force from time to time.

Termination of this Lease Agreement must be communicated in writing by letter to the address of the Landlord or by e-mail to info@dtusciencepark.dk.

Regardless of any non-terminability, the Tenant may always announce a wish to increase the area, and the Landlord undertakes to actively seek potential solutions, e.g. in adjacent buildings, in other relevant buildings or by an extension suited to meet the Tenant’s requirements.

If the Tenant announces a wish to reduce the area, the Landlord will also undertake to seek potential solutions. If no satisfactory solution can be found for the parties, the Tenant is entitled to sublet all or part of the premises, see clause 19.

Business lease until 1 February 2021.

6 Rent and rent adjustment

The annual rent on the date of taking possession of BBR 79+80 has been agreed at DKK 872,175.00 with expected takeover as set out in clause 4. The amount is calculated as follows:

Sqm	Description		Amount
416.29	Gross sqm office of DKK 1,055.65 (BBR 79)	DKK	439,455.00
422.26	Gross sqm office of DKK 1,024.77 (BBR 80)	DKK	432,720.00
Total		DKK	872,175.00

The annual rent when taking possession of BBR 78 has been agreed at DKK 2,096,547.00 with expected takeover as set out in clause 4. The amount is calculated as follows:

Sqm	Description		Amount
416.29	Gross sqm office of DKK 1,055.65 (BBR 79)	DKK	439,455.00
422.26	Gross sqm office of DKK 1,024.77 (BBR 80)	DKK	432,720.00
447.82	Gross sqm laboratory of DKK 2,609.02 (BBR 78)	DKK	1,168,372.00
*70.00	Gross sqm technical building of DKK 800.00	DKK	56,000.00
Total		DKK	2,096,547.00

*Estimated area. The price is fixed unless a significant square metre discrepancy is identified in connection with the final measurement.

The Tenant will make an additional annual payment of DKK 1,262,365.80, see Appendix 7, for a period of eight years from the date of taking possession of BBR 78. The Tenant is entitled to repay the outstanding debt, see Appendix 7, at any time by giving one month’s notice, which would end the annual payment.

In addition to the rent and the payment, see Appendix 7, the Tenant will pay expenses for the operating and heating accounts, see clauses 11 and 15, specified in Appendix 3, and a contribution to the “Søhuset” conference centre, see clause 10, Appendix 4.

If the Landlord fails to complete and hand over the building project within the deadlines described in Appendix 8, the Landlord will pay all expenses to ensure that project time schedules are accelerated to meet the time of delivery. In the event of continued delays, the Landlord will not be able to collect rent and payments, see the Lease Agreement, until the Tenant takes possession of the premises without any material errors or defects.

The rent and other payments under the Lease Agreement fall due for payment monthly in advance on the first day of the month, the first such payments to be made at the date of commencement of the Lease Agreement as set out in clause 4.

Business lease until 1 February 2021.

The Tenant must register payments for Betalingsservice (direct debit). If rent payments are not registered with Betalingsservice, a fee of DKK 50 per invoice will be charged. The amount is subject to annual indexation.

The rent is adjusted once a year without specific notice according to developments in Statistics Denmark’s net price index (2015=100), but by not less than 2% and not more than 4%. The adjustment is made each year on 1 January on the basis of the percentage change in the net price index at 1 October of the previous year. The first adjustment will be made at 1 January 2022 on the basis of the change in the net price index from 1 October 2020 to 1 October 2021.

The annual rent adjustments may be calculated using the following formula:

Current rent x new index	= new annual rent
old index

If Statistics Denmark ceases to calculate the net price index, the parties will agree on a new and similar annual adjustment reflecting market developments. If the parties cannot reach an agreement, the Lease Agreement may be terminated by either party at the agreed notice, see clause 5.

7 Deposit

As security for all of the Tenant’s obligations under this Lease Agreement, including the payment of rent, operating and heating expenses, obligations on vacation, etc., the Tenant will pay DKK 1,048,273.50 corresponding to six months’ rent exclusive of VAT. Payment of the deposit must be effected not later than 28 days from the date of signing of this Lease Agreement.

The size of the deposit will be adjusted each year on 1 January such that it corresponds to six months’ rent at the present rent level.

The security deposit does not carry interest.

8 Adjustment to market rent

The Tenant and the Landlord agree that demands for rent adjustment to market rent may be made at any time, but not earlier than four years after the date of commencement of this Lease Agreement and not earlier than four years after the latest market rent adjustment according to section 13 of the Danish Business Lease Act if the current rent is significantly lower or significantly higher than the market rent.

Business lease until 1 February 2021.

The Tenant and the Landlord agree that adjustment to market rent can be made at six months’ notice.

Adjustment to market rent is carried out in accordance with the provisions of section 13(4) of the Danish Business Lease Act.

However, the rent and the payments agreed in this Lease Agreement can never be reduced to an amount which is below the agreed rent on the date of commencement date of this Lease Agreement with the addition of any subsequently agreed addenda to the Lease Agreement and the start rent agreed in such addenda.

9 Amendment of lease terms

The parties have agreed that section 14 of the Danish Business Lease Act does not apply to this Lease Agreement.

10 Søhuset Konferencecenter

At the time of signing of this Lease Agreement, the parties sign an agreement on membership of Søhuset Konferencecenter (conference centre) (Appendix 4). The agreement forms part of this Lease Agreement.

The Landlord will charge the related expenses to the Tenant in addition to the rent, see Appendix 4.

11 Operating accounts

In addition to the agreed rent, the Tenant pays the premises’ share of all taxes, charges, operating expenses and other relevant expenses regarding the property.

Unless otherwise agreed, the Landlord is responsible for all measures resulting in the above expenses.

For all expenses in clause 11, the Landlord undertakes to prepare accounts (operating accounts).

Operating expenses are apportioned among the tenants in the property proportionately on the basis of the gross floor areas leased and in respect of the areas to which the expenses relate. With respect to any changes to apportionment figures, reference is made to clause 1 of the Lease Agreement.

The Landlord may present expenses as the property’s proportionate share of the total expenses for two or more properties.

The accounting period is the calendar year, 1 January to 31 December. The Landlord may change the accounting period by giving two weeks’ notice in writing, and the transition period may include a period of more or less than twelve months.

Business lease until 1 February 2021.

However, the transition may not result in a settlement period of less than nine months or more than 15 months.

The expenses are specified and estimated in the attached Appendix as terms and conditions of this Lease Agreement and include, but are not limited to, the following:

11.1 Taxes and charges

Land tax, municipal charge allocated to the premises to which the tax relates, domestic refuse collection, environmental taxes, sewerage charges, refuse collection charges, road charges, rat extermination charges, etc.

Property taxes are determined by the Municipality of Rudersdal.

Land tax is apportioned per property based on the property’s share of the total land value for DTU Science Park Hørsholm, calculated according to built-up area relative to total building right.

Municipal charge levied on commercial property and refuse collection charges are apportioned per property based on the property’s share of the total property assessment for DTU Science Park Hørsholm.

This calculation method has been applied because the individual buildings in the science park have not been parcelled out into separate title numbers.

11.2 Refuse collection

Skip collection, including rental and emptying of skips. The Landlord makes normal refuse collection capacity available to office leases. The responsibility for removal of waste in addition to normal refuse collection capacity rests with the Tenant which, depending on the type of waste, is always required to comply with the relevant regulatory provisions.

Refuse skips may only be placed in the outside common areas with the Landlord’s permission, and the Landlord designates a place for them. Only closed skips may be used, and any recycling and sorting requirements must be met.

11.3 Insurance

Insurance premiums and insurance policy excess relating to the property, including building insurance (including insurance broker fees) and insurance of fittings and special installations pertaining to the property, as well as other insurance that may seem necessary and reasonable.

Business lease until 1 February 2021.

11.4 Operating and service technicians

Payroll costs for operating and service technicians incl. staff-related costs. In addition, other costs for staff associated with the property and expenses for external operating and service technicians.

11.5 Reception and communal facilities

Deleted.

11.6 IT connections, etc.

Item deleted. The Tenant will on its own initiative establish required IT connections etc. using an external supplier.

11.7 Electricity consumption

The premises’ and the property’s electricity consumption, including joint electricity consumption, e.g. for interior and exterior lighting, lighting in corridor areas, common areas, technical facilities, etc.

The Tenant’s consumption of electricity in areas and installations exclusively for the Tenant’s use is not comprised by the Landlord’s services and will be paid by the Tenant directly to the utility company according to meters installed and paid by the Landlord.

If the Landlord estimates that the Tenant’s electricity consumption is particularly high, the Landlord may, at the Tenant’s expense, install electricity meters on all power supply connections or on those on which a high electricity consumption is expected. In that case, the Tenant is obliged to pay for the consumption as per meter readings as well as any taxes and charges related thereto.

The Landlord accepts no responsibility for any temporary interruptions in the supply of electricity, but must ensure that such interruptions are remedied without delay.

11.8 Water consumption

The premises’ and the property’s consumption of water, including water charges and share of joint water charges where such costs are not covered by the heating accounts, see clause 15.

If the Landlord estimates that the Tenant’s water consumption is particularly high (relative to other tenants), the Landlord may, at the Tenant’s expense, install water meters on all water supply connections or on those on which a high water consumption is expected. In that case, the Tenant is obliged to pay for the consumption as per meter readings as well as any taxes and charges related thereto, including water drainage charge, green taxes, etc.

Business lease until 1 February 2021.

Tenant’s consumption of water in BBR 78 (lab building) is settled according to a meter installed and paid by the Landlord.

The Landlord accepts no responsibility for any temporary interruptions in the supply of water, but must ensure that such interruptions are remedied without delay.

11.9 CCTV system

Expenses for operating CCTV system in the area, including subscriptions, anti-burglar protection, operation of server rooms (operation of fire protection and cooling systems and expenses for repairs, maintenance and renewal).

11.10 Outdoor areas

Comprises expenses for cleaning, repairing and maintaining outdoor areas.

Expenses for gardener and tending, operation and renewal of grass areas, plants and vegetation of any kind. Operating and maintenance expenses for operating equipment, including vehicle excise duty, insurance, repairs and fuel. Salaries, including staff-related costs, contractors, cleaning of road drains, game management, etc.

Expenses for operation, maintenance and repairs of roads, parking spaces, terraces, pathways, other access areas, courtyards and the like. De-icing, including snow clearing, gritting and salting where necessary.

In addition, expenses for statutory anti-fall protection on roofs, maintenance and repairs of signs, lighting of areas, technical administration and supervision, weather station, etc.

11.11 Indoor communal areas (cleaning)

Upon signing of the Lease Agreement, the Tenant does not share indoor areas with other tenants. The Tenant has the duty of maintenance, and the item is deleted from the operating accounts. In case of subsequent extension with areas covered by the duty of shared cleaning, a new Appendix 3 will be prepared to take this into account.

Business lease until 1 February 2021.

11.12 Communal areas (maintenance and renewal)

Upon signing of the Lease Agreement, the Tenant does not share areas with other tenants for this item. The Tenant has the duty of maintenance, and the item is deleted from the operating accounts. In case of subsequent extension or change of this situation, a new Appendix 3 will be prepared to take this into account.

11.13 Technical installations and systems

Service contracts for the operation and maintenance of technical systems and installations on the property, including but not limited to, lifts, cooling systems, automatic fire alarm systems, other fire alarm systems, anti-burglar protection, emergency generators, emergency lights, compressed air units, vacuum, Inergen fire suppression system, voice alarm systems, smoke ventilation systems, grease traps and oil separators, BMS systems, CTS system, sprinkler systems, ACSs, automatic window control systems, gates, sliding doors, carbon dioxide meters, gas warning systems, etc. if such are installed in the building. Costs are also included for pest control subscriptions and operation and maintenance of HVAC systems, white goods, etc. Where the Landlord under the Lease Agreement has taken out subscriptions, for instance FM contracts for technical facilities in the lease, etc., the Landlord is entitled to charge the related expenses to the Tenant.

11.14 Building components and other installations

Repairs and maintenance of windows, skylights, solar screening as well as operating equipment intended for use on the property to the extent this is not covered by the Landlord’s maintenance obligation under clause 17 below or the matter falls within the separate maintenance obligation of a single tenant. Expenses also include any statutory and regulatory changes to the fitting-out of the property as well as installations for common use.

11.15 Depreciation

Item deleted.

11.16 Administration

Including fees for the preparation of operating accounts, costs of management and administration. Including budget management, invoice management, supplier and tenant enquiries, documentation, etc.

Business lease until 1 February 2021.

11.17 Other expenses

The specification concerns only types of expenses known at the time of conclusion of the Lease Agreement. If new or changed operating expenses should arise later on due to installations etc. which the Tenant and the Landlord have jointly agreed to establish, the Landlord will also be entitled to include expenses for operating such installations in the operating accounts. The Landlord complies with the rules of section 51 of the Danish Business Lease Act with respect to other expenses.

To cover the Tenant’s share of the above-mentioned expenses, the Tenant must pay a monthly on-account amount together with the rent calculated at DKK 12,200.00, see Appendix 3A, on taking possession of BBR 79+80. On taking possession of BBR 78 + the technical building, the expenses will rise by DKK 7,800.00 per month, see Appendix 3A. The first payment must be made at the date of commencement of the Lease Agreement.

The Landlord is entitled to adjust the on-account amount to match the anticipated expenses.

Operating accounts will be prepared per building, as defined by the Landlord. BBR 79+80 represent one building, and BBR 78 + the technical building represent one building.

12 Regulatory requirements

If, after the date of commencement of the Lease Agreement, the Landlord incurs expenses in respect of the property due to regulatory requirements regarding the Tenant’s use of the premises, the Landlord is entitled to pass on such expenses to the Tenant. In that case, any expenses must be paid from the time when the Landlord incurs the expense.

13 Insurance

The Landlord takes out insurance against building fire and other building damage, see clause 11.3. Insurance costs are paid by the Tenant as part of the operating expenses. The costs are shown in Appendix 3. The insurance does not cover the Tenant’s consequential loss or any other indirect losses.

If the Tenant’s use of the premises calls for special insurance or a higher premium, the Tenant will pay any related costs.

The insurance of the Tenant’s contents, fittings, etc. is of no concern to the Landlord.

Business lease until 1 February 2021.

14 Disposal of waste, etc.

The Tenant must at any time follow the Landlord’s instructions for the disposal of waste and refuse collection. The Landlord will charge the related expenses to the Tenant, see Appendix 3.

The Tenant must handle commercial refuse pursuant to the regulations on commercial refuse issued by the Municipality of Rudersdal. The directions in force from time to time can be obtained from the Landlord upon request. The use of skips must be agreed with the Landlord.

15 Heating accounts

The Landlord is responsible for the supply of heating and hot water to the property.

The Tenant is required to take its entire consumption of heating in accordance with the Landlord’s instructions. The Tenant may not establish any alternative heating supply without the written consent of the Landlord.

The expenses are determined by the Landlord’s preparation of accounts of such expenses.

A specification of expenses is provided as Appendix 3 to this Lease Agreement, including expenses for:

15.1 Heat consumption

All expenses for district heating supply.

15.2 Operating and service technicians

Payroll costs for operating and service technicians incl. staff-related costs. In addition, other costs for staff associated with the property and expenses for external operating and service technicians.

15.3 Energy rating

All expenses for the “Energy Label Scheme” and the “Energy Management Scheme” or any other similar requirements imposed on the property by public authorities.

15.4 Repairs and maintenance

All expenses associated with the operation of systems and installations to supply the property with heating and hot water as well as ventilation, including spare parts and statutory control schemes, etc.

Business lease until 1 February 2021.

15.5 Service contracts

Service contracts for the operation and maintenance of heating and ventilation systems, including electrolysis and other expenses for servicing of systems and installations.

15.6 Reserves

Reserves for renewal of the property’s installations to supply heating and hot water. The reserves are made on the basis of the expected lifetime of the installations and the replacement cost applicable from time to time. The reserves will be projected annually according to the adjustment agreed in clause 6 if the replacement cost is not recalculated on the basis of new quotations.

15.7 Administration

Administration and fee for meter reading, apportioning and preparing accounts.

The Landlord accepts no responsibility for any temporary interruptions in the heating supply, but must ensure that such interruptions are remedied without undue delay. The Landlord will commence remedying within 24 hours from being notified of the interruption.

The Landlord is entitled to the extent necessary to shut down the heating supply in the summer period for the purpose of carrying out system maintenance, etc. when agreed with the Tenant and provided this does not cause interruptions in the Tenant’s ongoing activities.

The Tenant undertakes to keep the leased premises frost-free provided that heating is supplied to the premises.

Overall heating accounts are prepared for premises in the property or for units participating in a shared supply with the property.

The Landlord may restrict or expand the units sharing utility supply with the property and may change the apportionment among the units participating in the shared utility supply.

The utility charges are distributed between the tenants, partly on the basis of meters, if any, installed in the individual premises and partly according to apportionment figures, see Appendix 3.

Business lease until 1 February 2021.

The Landlord may present expenses as the property’s proportionate share of the total expenses for two or more properties.

The accounting period commences on 1 January and ends on 31 December. The Landlord may change the accounting period by giving two weeks’ notice in writing, and the transition period may include a period of more or less than twelve months. However, the transition may not result in a settlement period of less than nine months or more than 15 months.

Part 9 of the Danish Business Lease Act on presentation of heating accounts applies.

On conclusion of the Lease Agreement, the monthly on-account payment for heating supply amounts to DKK 9,500.00, see Appendix 3A, on taking possession of BBR 79+80. On taking possession of BBR 78 + the technical building, the expenses will rise by DKK 5,400.00 per month, see Appendix 3A. The first payment must be made at the date of commencement of the Lease Agreement.

For the purpose of complying with section 5(2) and (3) of the Danish Business Lease Act, the type and estimated size of the expenses are set out in Appendix 3. The first payment must be made at the date of the commencement of the Lease Agreement, as set out in clause 4.

16 Tenant’s duty of maintenance

The Tenant is responsible for all interior maintenance of the premises, including installations and systems etc. not comprised by the Landlord’s duty of maintenance, see clause 17, to the extent that such work is necessary for the premises to be kept in a good state of repair and condition, corresponding to the state in which the Tenant took possession of the premises.

Maintenance means both repairs and renewal. The Tenant’s duty of maintenance comprises the following:

•	Internal surfaces and finishes of ceilings, walls, floors, doors, gates, windows, woodwork and pipes, whether painted, oiled or similarly treated surfaces, as well as flag, tile, linoleum, carpet or other surfaces.

•	Internal doors, walls, window glazing (except for failed double-glazed units) and skylights.

•	Door handles, hinges and fittings, locks, keys and key code.

•	Gas pipes from and including branch-off from through-going pipes.

Business lease until 1 February 2021.

•	Power installations from main electricity meter, such as ground fault circuit interrupters, fuses, overload circuit breakers, cables, wires, sockets, joints and splices, fittings, light sources, coils, interrupters, power points and other installations not mentioned in Appendix 5.

•	Low-voltage systems of any kind, including systems related to telephones, IT, alarms, control and instrument panels, sockets, wires, cable boxes, hubs, racks and others.

•	Signal control systems, including network installations, etc. – both separate systems in their entirety and multi-user systems from and including the branch-off from through-going pipes and installations. The Landlord will ensure that the systems have been tested and are functional before the Tenant takes possession.

•	Cat6 installations will be carried out and their functioning tested before the Tenant takes possession. The Tenant has the duty of maintenance after having taken possession of the leased premises.

•	Fittings, valves and control handles of any kind for heating, water, outlets, drains and the like.

•	Sanitation, including but not limited to toilets, sinks, shower cabins, etc.

•	Laboratory fittings, see description in Appendix 5.

•	Wardrobe, restroom, bathroom and kitchen equipment.

•	White goods, canteen equipment and machinery, including for freezing, refrigerating, cooking, dishwashing, washing and drying of the same quality as on commencement of the lease.

•	Fire applications and safety equipment of any type installed or set up by the Tenant.

•	Other similar items belonging to the Leased Premises.

Maintenance works for which the Tenant is responsible must be carried out without delay when defects have been identified. If such works are not carried out following reasonable notice, the Landlord is entitled to have the works in question performed at the Tenant’s expense. Reimbursement of such expenses constitutes a mandatory payment under this Lease Agreement.

If the Tenant causes damage to the Landlord’s property, whether to building parts, installations, systems or fittings, etc., the Landlord is entitled to repair such damage at the Tenant’s expense. In the event that any damage which the Tenant must remedy cannot be attributed to a single unit, the repair or maintenance will be carried out by the Landlord at the tenants’ expense.

Business lease until 1 February 2021.

Special installations established for use by the Tenant concerning these premises will be operated and maintained by the Tenant unless otherwise provided in Appendix 5. A revised/final Appendix 5 will be drawn up once the project phase has been commenced and prices, installations, etc. have been finalised.

The Tenant undertakes to maintain special installations pursuant to the directions of the supplier/manufacturer applicable from time to time, or directions issued by the Landlord.

The Tenant must be able to document that special installations have been maintained and serviced in accordance with such directions.

The Landlord is entitled, at least once a year, together with the Tenant to review the premises and agree the extent to which necessary repairs and maintenance work must be carried out.

17 Landlord’s duty of maintenance

The Landlord undertakes to perform and pay for the maintenance and renewal of common building components and installations to the extent that such maintenance does not fall within the Tenant’s maintenance obligation or other provisions of this Lease Agreement, including the following:

•	Load-bearing structures, including foundations, suspended floors, load-bearing walls and partitions delimiting separate leased premises.

•	Building envelope, including but not limited to roof and façades.

•	External surfaces and claddings, including but not limited to surfaces of external doors, windows including reveals, seams and seals.

•	Drainage installations in the form of stack pipes until branches.

•	Power installations until and including the main electricity meter.

•	Power and HVAC installations concealed in construction or walls, etc.

•	Ventilation and air conditioning systems for air change, air cleaning and air cooling – including through-going pipes and common installations in multi-user systems until branch-offs.

•	Signal control systems, including network installations, etc. – both through-going cables and common installations in multi-user systems until branch-offs.

•	Special systems installed in laboratory facilities are specified in Appendix 5, including which of the parties is responsible for and has a duty of maintenance, service, renewal, etc.

Business lease until 1 February 2021.

The Landlord must maintain the systems and installations for supplying heating and hot water, including heating system/heat exchanger, pumps, heating pipes and radiators (except for radiator valves), systems for heating, storing and distributing hot domestic water, hot-water pipe system and systems for regulating and managing heating and hot water. The Landlord’s costs of maintaining the above-mentioned utility installations are included in the costs recognised in the operating and heating accounts.

The Landlord is entitled to initiate works both within and outside the Leased Premises in accordance with the provisions of Part 5 of the Danish Business Lease Act.

Subject to prior notice, the Landlord and its engineers and experts are entitled to gain access to the premises as per the Tenant’s directions, e.g. with respect to BLS2, confidential areas, etc. during normal working hours in order to prepare or carry out maintenance works. The works must be carried out so as to cause as little inconvenience to the Tenant as possible. The Landlord and its engineers and experts are also entitled to gain access to the premises without notice if necessary for purposes of urgent intervention or repairs.

18 Surrender

On termination of the Lease Agreement, the Tenant must ensure that the premises undergo refurbishment, including of flooring, painting of walls and, where relevant, other painted surfaces to the effect that all surfaces are in the same condition as at the date of taking possession. The premises are otherwise surrendered in a clean and well-maintained condition without damage or defects of any kind.

The Tenant has a duty, but not a right, to re-establish structural changes on vacating the premises. This also applies where the Landlord has granted his consent to the changes. In case of changes to the premises, the parties agree whether or not the change must be restored on termination of the Lease Agreement. Agreed structural changes prior to taking possession should not be restored on termination of the Lease Agreement.

If the leased premises are vacated by the Tenant before the agreed period of non-terminability expires, see clause 5, the Tenant will pay to the Landlord the residual depreciation on the Landlord’s investment, see Appendix 10 and the residual investment rent, see Appendix 7.

Business lease until 1 February 2021.

If the Tenant vacates the premises at the Landlord’s request (see clause 1), the Landlord’s claim for the above-mentioned repayment of residual depreciation and investment rent will lapse. (a new appendix regarding depreciation will be prepared).

If the Tenant vacates the premises at the Landlord’s request (see clause 1), the Tenant’s duty of refurbishment on vacation of the areas in question will lapse.

The Tenant must surrender all keys, tags, codes and access cards and the like to the premises on termination of the Lease Agreement. This includes keys, tags, codes and access cards and the like to alarm systems and access points installed by the Tenant. Any refurbishment obligations ascertained in connection with the moving-out inspection as described below will be carried out by the Landlord for the account of the Tenant.

If the remedial work has not been completed before termination of the Lease Agreement, the Landlord may demand payment for services under clauses 6, 11 and 15 until the premises have been brought into contractual condition. The parties agree that the Landlord is entitled to demand that the value of the cost of the identified works and improvement according to the moving-out report be capitalised and that the calculated costs with addition of any relevant engineering fee be paid in cash by the Tenant to the Landlord not later than seven days after receipt of the statement.

On or before the termination of the Lease Agreement, a moving-out inspection will be held with a representative attending for both the Landlord and the Tenant. On the basis of this moving-out inspection, the parties will prepare a report of the condition of the premises. Together with the moving-in report prepared on occupation, this report forms the basis of any claims for repair work of the Landlord. Immediately after the moving-out inspection, the Landlord must invite a quotation for the execution of the repair works specified in the moving-out report. If the Tenant disagrees with the specified amount, the Tenant is at liberty, on the basis of the moving-out report, to invite an independent quotation for the works and improvements identified by the Landlord. Within seven business days of its receipt of the moving-out report, the Tenant must notify the Landlord in writing that the Tenant wants to invite an independent quotation. The quotation obtained by the Tenant must be fully comparable with the requirements specification prepared by the Landlord. If, against the background of the quotation obtained by the Tenant, the parties disagree over the size of the expense, the parties must mutually appoint an independent expert valuer for determining the final size of the amount. The final value established by the expert valuer cannot be challenged by any of the parties, and the amount is payable in cash by the Tenant in full and final settlement of the claim (after offsetting the deposit amount) within seven business days of the receipt of the valuer’s written notification establishing the size of the amount.

Business lease until 1 February 2021.

The costs of the expert valuer’s assessment will be shared equally between the parties.

In connection with the moving-out inspection, the moving-out report will be based on all painted surfaces being surrendered with a fresh coat of paint, and flooring, doors, ceiling sheets and window sills and installations comprised by the Tenant’s duty of maintenance must be in a functional condition, clean and maintained and otherwise in the same state of repair and condition as on the date of taking possession.

The Landlord must forward the moving-out report to the last known address of the Tenant. The time limit of four weeks set out in section 74(2) of the Danish Business Lease Act has been extended to eight weeks.

If, on the date of termination, the leased premises comprise laboratories or animal buildings classified according to Danish working environment legislation, environmental laws, radiation legislation or the like, these premises must be downgraded and cleaned by the Tenant prior to vacating the premises. On surrender, the Tenant must provide documentation of having carried out the downgrade and deregistration with the relevant authorities, including the Danish Working Environment Authority. Failure to provide documentation will entitle the Landlord to collect rent and other mandatory payments until the documentation is available.

The Landlord has prepared inspirational materials which may be used in connection with the downgrading and cleaning of laboratories. The inspirational materials are available upon request.

19 Subletting and assignment

The Tenant is not entitled to assign the premises.

The Tenant has a right of subletting parts or all of the premises. Subletting must take place subject to the provisions of clause 2 hereof and applicable provisions issued by the public authorities from time to time, including the local development plan for the area.

The Tenant has a duty, by giving one month’s notice, to inform the Landlord of any subtenancy established, including to disclose the name and activities of the business and the date of commencement of the subletting agreement.

Business lease until 1 February 2021.

20 Signage

The Landlord has drawn up an overall signage plan for DTU Science Park in Hørsholm to ensure consistent signage, and the Landlord is therefore in charge of all signage, visibility and clarity, ensuring that signage is not covered by vegetation, temporary stocks, etc. On occupation, the Tenant pays DKK 8,500.00 for signage, covering costs of production and installation of signs. If the Tenant wishes to have additional signage, this requires the Landlord’s written consent. If signage is established contrary to this, the Landlord is entitled to remove the signage at the Tenant’s expense.

If the Tenant moves from one property to another, existing signage will be reused to the widest extent possible. Relocation costs and costs of any new signs will be paid by the Tenant on a time spent basis, and the Tenant will pay the production costs of an external supplier.

If the Tenant extends its premises in an existing building, the Tenant will pay the costs of any new signs on a time spent basis, and the Tenant will pay the production costs of an external supplier.

If the Tenant changes its name, the Tenant will pay the costs of any new signs on a time spent basis, and the Tenant will pay the production costs of an external supplier.

The Landlord has stated that the local development plan for the area does not allow for signage on the facade of the building, roof, etc. The Tenant declares to accept this.

21 Danish Business Lease Act

The general provisions of the Danish Business Lease Act apply to this Lease Agreement unless derogated from in the above provisions. The Tenant has been informed that the provisions of this Lease Agreement derogate from the provisions of the Danish Business Lease Act to the effect that the Lease Agreement imposes more extensive obligations on the Tenant and fewer rights than provided by the Danish Business Lease Act. Appendices 1-10 comprise a part of the contractual basis between the Landlord and the Tenant.

22 Registration

The Tenant may have this Lease Agreement registered on the property. The Lease Agreement must rank after any existing and future charges and encumbrances registered prior to the filing of the Lease Agreement for registration.

Business lease until 1 February 2021.

On termination of this Lease Agreement, the Tenant is required to cancel the registration of the Lease Agreement. The deposit will not be repaid, in whole or in part, until the registration of the Lease Agreement has been cancelled. If cancellation has not been effected within 14 days of the effective date of termination, the Landlord is entitled but not obliged to arrange for such cancellation for the Tenant’s account as the Tenant’s written notice of termination or the bailiff’s note on the court document in case of eviction proceedings may form the basis of cancellation.

23 VAT

Rent, deposit and all other payments under the Lease Agreement are subject to VAT.

24 Reservations

On the part of both parties, this Lease Agreement is conditional on:

•	an agreement on planning and establishment costs and time schedule satisfactory for both parties being reached, see clause 1

•	an agreement on vacation with existing tenants satisfactory for both parties being reached, under which refurbishment of the leased premises may commence according to the time schedule, and the effective dates set out in clause 4 can be observed.

25 Special agreements

The parties have agreed that expenses for planning, including external advisers, should be distributed as set out in Appendix 9 (TIC estimation, Proposal reference: 060042002) from NNE, with the following distribution:

•	Expenses for item 1.2.1 are covered 100% by the Landlord

•	Expenses for item 1.2.2 are covered 50% by the Landlord and 50% by the Tenant

•	Expenses for item 1.2.3 are covered 67% by the Landlord and 33% by the Tenant

If, contrary to expectations, the project is not completed, the planning costs will be divided evenly between the parties. The project material will belong to the Tenant.

26 Disputes

Any dispute that may arise in connection with this Lease Agreement must be resolved by the Danish Institute of Arbitration.

Business lease until 1 February 2021.

Each party appoints one arbitrator, and the Institute appoints the chairman of the arbitration tribunal. If a party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, such arbitrator will also be appointed by the Institute in accordance with the above rules.

27 Signatures

This Lease Agreement is signed by the persons authorised to sign, using digital signatures via NemID and Penneo.

As Landlord	As Tenant
DTU Science Park a/s	EVAXION BIOTECH A/S
Company reg. (CVR) no. 27546439	Company reg. (CVR) no. 31762863
Steen Donner, CEO	The company is bound by the joint
Niels Korsholm, Chairman of the Board	signatures of two members of the executive board or by the joint signatures of one member of the executive board and one member of the board of directors.

28 List of appendices

Appendix 1A: Drawing of location of the premises, BBR 78

Appendix 1B: Drawing of location of the premises, BBR 79

Appendix 1C: Drawing of location of the premises, BBR 80

Appendix 2: Video monitoring guidelines

Appendix 3A: Operating and heating budget – DNV5E

Appendix 3B: Operating and heating budget – DNV5F

Appendix 4: Agreement on membership of Søhuset

Appendix 5: List of special installations (updated version will be attached after signing of the Lease Agreement)

Appendix 6: Vacation of classified laboratories

Appendix 7:

Additional rent – Calculation of payment

Appendix 8: Project description

Annex 8A: Basic Design Report Ver4.0

EVAX-2-BD-99-01000-01-002

EVAX-2-BD-90-00020-01-002

EVAX-2-BD-99-00020-01-002

EVAX-2-BD-99-00020-02-00A

Annex 8B: Detailed Design Report (attached after signing of the Lease Agreement)

Appendix 9: TIC Estimation

Appendix 10: Residual value on termination of Lease Agreement

Business lease until 1 February 2021.

The signatures in this document are legally binding. The document was signed via Penneo TM secure digital signature.

The identities of the signatories have been registered and the information is listed below.

“By signing this document, I confirm the contents and all dates in this document.”

Niels Iversen Møller	Lars Aage Staal Wegner
Tenant	Tenant
On behalf of: Evaxion Biotech A/S	On behalf of: Evaxion Biotech A/S
Serial number: PID:9208-2002-2-738148644802	Serial number: PID:9208-2002-2-876279585700
IP: 62.243.xxx.xxx	IP: 130.185.xxx.xxx
01/10/2020 07:37:42Z	2020-10-01 12:02:54Z

Steen Donner	Niels Jørgen Korsholm
Landlord	Landlord
On behalf of: DTU Science Park a/s	On behalf of: DTU Science Park A/S
Serial number: CVR:27546439-RID:71095247	Serial number: PID:9208-2002-2-354907681656
IP: 80.62.xxx.xxx 2020-10-01 18:13:29Z	IP: 2.109.xxx.xxx 2020-10-02 05:32:49Z

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